Exhibit 10.1
AMENDMENT TO AGREEMENT
          This AGREEMENT, dated as of December 20, 2010, is between IDEX Corporation, a Delaware corporation with its headquarters at 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045 (“IDEX”), IDEX Service Corporation, a Delaware corporation with its headquarters at 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045 (the “Company”), and Dominic A. Romeo (the “Executive”).
RECITALS
          A. The Executive is currently employed as Vice President & Chief Financial Officer of IDEX, pursuant to an Employment Agreement between the Company and the Executive dated as of March 1, 2010 (the “Employment Agreement”).
          B. The original term of the Employment Agreement expires on February 29, 2012. Executive has indicated that it is his desire to retire from his position as Vice President & Chief Financial Officer of IDEX effective as of February 28, 2011.
          C. IDEX desires that the Executive assist in the orderly transition of his duties and the Executive is willing to perform his duties to assist in such transition.
          D. The Company and the Executive desire to enter into this Agreement to amend the terms of the Employment Agreement and to set forth certain terms of Executive’s continued employment through the Retirement Date as defined below.
          NOW, THEREFORE, in consideration of the promises and of the covenants contained in this Agreement, IDEX, the Company and the Executive agree to amend the Employment Agreement and other agreements identified below as follows:
          1. Definitions. The following definitions apply for purposes of this Agreement. Defined terms not set out below will have the meaning given to them under the terms of the Employment Agreement
          (a) “Effective Date” means December 20, 2010.
          (b) “Retirement Date” means the earlier of February 28, 2010 or the date of Executive’s termination of employment under circumstances governed by Sections 6(b) or 6(c) of the Employment Agreement.
          2. Resignation of Positions. As of the Retirement Date, the Executive hereby (i) retires and resigns from his position as Vice President & Chief Financial Officer of IDEX and (ii) retires and resigns from all offices, directorships, and fiduciary positions with the Company, its related companies, and their employee benefit plans.

          3. Compensation. In lieu of the provisions of Section 4 of the Employment Agreement, the following compensation will be provided:
          (a) From the Effective Date through the Retirement Date, the Executive will receive continuing payment of Executive’s current annual Base Salary of $450,000 in bi-weekly payroll payments and will be entitled to participate in the Corporation’s health and medical benefit plans, any pension, profit sharing and retirement plans, and any insurance policies or programs from time to time generally offered to all or substantially all executive employees who are employed by the Corporation. These plans, policies and programs are subject to change at the sole discretion of the Corporation.
          (b) Executive will be entitled to receive payment of any Annual MICP Bonus under the terms of the Management Incentive Compensation Plan for the service period of calendar year 2010 using a Personal Performance Multiplier of 1.15. This Annual MICP Bonus will be paid at the time specified pursuant to the terms of the Plan in 2011 but not later than by March 15, 2011.
          (c) If the Retirement Date is on February 28, 2011, Executive will receive a payment of $52,500, representing a proportionate share of his Annual MICP Bonus calculated at target level of performance and Executive will not be entitled to any other Annual MICP Bonus for the service period in calendar year 2011. Payment of this amount is conditioned on the Executive’s signing and not revoking a release after the Retirement Date, but on or before March 20, 2011, releasing the Corporation, related companies, and their respective directors, officers, employees and agents (“Indemnitees”) from any and all claims and liabilities, and promising never to sue any of the Indemnities (such release shall be in such form as is then currently in use for departing Corporation senior executives). Payment of this amount will be made on first regular payroll date after March 30, 2011.
          (d) On or before December 30, 2010, Executive will receive a payment of $220,000 in full settlement of any and all contractual claims for payments for Base Salary, Annual MICP Bonus, or other compensation amounts under the Employment Agreement for periods after February 28, 2011. This payment will not be considered “compensation” for purposes of the IDEX Corporation Supplemental Executive Retirement Plan.
          (e) The Corporation will deduct or withhold from all salary and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.
          4. Other Benefits And Terms.
          (a) Equity Compensation. Notwithstanding the terms of IDEX Corporation Incentive Award Plan or any related award agreements:
     (i) all restricted stock awards made to the Executive on April 3, 2007, April 8, 2008 and February 24, 2009, which have not otherwise vested pursuant to their terms, are fully vested and non-forfeitable as of the Effective Date,

     (ii) all stock options granted to Executive on April 3, 2007, April 8, 2008, and February 24, 2009 which have not otherwise become vested and exercisable pursuant to their terms will be fully vested and immediately exercisable as of the Effective Date, and
     (iii) Executive hereby forfeits and surrenders any and all restricted stock awards and stock option grants made to him on or after December 31, 2009.
          (b) Medical Coverage. Except as required by law, the Executive acknowledges that he, his spouse and dependents will not receive health and medical benefits following the Retirement Date.
          (c) Other Payments on Termination Inapplicable. Executive and Company agree that as of the Effective Date, the provisions of Sections 6(a) (Benefits upon Involuntary termination Other than for Cause), and 6(d) (Involuntary Termination (Other than for Cause) Within Two Years Following a Change in Control), will no longer be in effect.
          5. Non-exclusivity of Rights. Except as otherwise specifically provided herein, nothing in this Agreement will prevent or limit the Executive’s continued participation in any benefit, incentive, or other plan, practice, or program provided by the Company and for which the Executive may qualify. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, or program of the Company will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement.
          6. Miscellaneous. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by the Company or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Company and the Executive, (b) is binding upon and inures to the benefit of the Company and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to this Agreement, (c) except as provided in Sections 7 and 8 of this Agreement, constitutes the entire agreement between IDEX, the Company and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter other than the Employment Agreement as herby modified and (d) will be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois, without regard to principles of conflicts of law.
          7. Termination Of This Agreement and Employment Agreement. This Agreement and the Employment Agreement will terminate when the Company has made the last payment provided for thereunder; provided, however, the parties specifically acknowledge that the provisions set forth under Sections 5 (Restrictive Covenants), and 17 (Section 409A) of the Employment Agreement will survive any termination and will remain in full force and effect.

          8. Continuation of Other Agreements. Except as specifically amended by this Agreement, the following preexisting agreements between IDEX, the Company, and the Executive shall remain in full force and effect and their survival will not be affected by the termination of this Agreement : (i) restricted stock awards, (ii) stock option award agreements, (ii) Indemnity Agreement, and (iv) Employee Inventions and Proprietary Information Agreement.
          9. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original page by overnight mail.
          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

IDEX CORPORATION
By:

IDEX SERVICE CORPORATION
By:

EXECUTIVE
Dominic A. Romeo